Exhibit 99.1

Contact:	Matthew Shapiro

(212) 655-0220

Capital Trust Reports Second Quarter 2006 Results

NEW YORK, NY – August 8, 2006 - Capital Trust, Inc. (NYSE: CT) today reported second quarter 2006 net income of $0.91 per share (diluted), an increase of 57% compared to $0.58 per share (diluted) for the comparable period of the prior year.

"We are very pleased with our results and accomplishments during the second quarter," said John Klopp, Capital Trust’s CEO. “Along with the continued growth of our balance sheet, we demonstrated our commitment to our investment management platform with the closing of CT Large Loan 2006, Inc. – a new fund that provides us with the discretionary capital to pursue large transactions and provides our private clients the opportunity to invest side-by-side with CT.”

The Company will conduct a conference call at 10:00 a.m. Eastern Time on August 9, 2006 to discuss second quarter 2006 results. Interested parties can access the call toll free by dialing (800) 795-1259. The conference ID is "CAPITAL." A recorded replay will be available from 12:00 p.m. on August 9, 2006 through midnight on August 23, 2006. The replay call number is (800) 839-5145 or 402-220-1507 for international callers.

Selected financial highlights for the quarter are outlined below:

Balance Sheet

Total assets were $2.2 billion at June 30, 2006, reflecting a $257 million (13%) increase from March 31, 2006. New originations of CMBS and loans accounted for the second quarter net increase in assets. During the three months ended June 30, 2006, the Company made nine new loans, three CMBS investments and one total return swap investment aggregating $378 million, received 14 loan satisfactions totaling $140 million and recorded partial repayments totaling $29 million.

New Originations (rates and ratings at June 30, 2006)

•	Interest Earning Assets (CMBS, loans and total return swaps) originated during the quarter totaled $378 million and had a weighted average all-in effective rate of 9.99%
•	$24 million (6%) of the originations were CMBS investments with a weighted average all-in effective rate of 8.84% and a weighted average rating of B+

Capital Trust

•	$351 million (93%) of the originations were loan investments with a weighted average all-in effective rate of 9.98% and a weighted average appraised last dollar loan-to-value of 76%
•	$3 million of the originations were total return swaps with an all-in effective rate of return of 20.56%

Interest Earning Assets (rates and ratings at June 30, 2006)

•	Interest Earning Assets (CMBS, loans and total return swaps) totaled $2.1 billion and had a weighted average all-in effective rate of 8.62%
•	$835 million (41%) of the portfolio were CMBS investments with a weighted average all-in effective rate of 7.42% and a weighted average rating of BB
•	$1.2 billion (59%) of the portfolio were loan investments with a weighted average all-in effective rate of 9.41% and a weighted average appraised last dollar loan-to-value of 68%
•	$4 million of the portfolio were total return swaps with an all-in effective rate of return of 19.55%

Total Interest Bearing Liabilities were $1.6 billion at June 30, 2006, of which $1.3 billion (77%) were comprised of collateralized debt obligations that provide the Company with non-recourse, non-mark-to-market, index matched financing. The balance of the Company’s liabilities were in the form of repurchase agreements ($334 million, 20%) and trust preferred securities ($52 million, 3%). At quarter end, the Company’s $1.6 billion of Interest Bearing Liabilities carried a weighted average cash coupon of 5.85% and a weighted average all-in effective rate of 6.05%.

During the quarter, the Company recorded $156 million of Participations Sold on its balance sheet as liabilities. This line item represents two investments originated and closed by the Company in which the Company subsequently sold participations to third parties. The total asset values are recorded as assets and the participations sold are recorded as liabilities on the Company’s balance sheet. At June 30, 2006, the pass through rate on these participations was 8.89%.

At quarter end, the Company’s book value was $359 million, representing a $12 million or 3% increase from March 31, 2006. Based on GAAP shareholders' equity, book value per share was $23.13 at June 30, 2006, compared to $22.38 at March 31, 2006. Included in these calculations are 140,452 and 150,603 shares representing in-the-money options at June 30, 2006 and March 31, 2006, respectively, in addition to the common and restricted shares and stock units outstanding.

At June 30, 2006, the Company had $14 million of unrestricted and restricted cash, $88 million of immediately available borrowings against pledged assets and an additional $597 million of committed capacity under its repurchase agreements. At June 30, 2006, the Company’s debt-to-equity ratio (defined as the ratio of Interest Bearing Liabilities to equity) was 4.6-to-1 compared to 4.5-to-1 at March 31, 2006.

Capital Trust

Investment Management

On May 9, 2006 and June 26, 2006, the Company held the initial and final closings, respectively, for its new private equity fund, CT Large Loan 2006, Inc., raising total equity commitments of $325 million, all from third parties. The fund will co-invest with the Company in real estate mezzanine investments in excess of $50 million and will employ leverage at a 1:1 ratio. The fund made its first investment in May 2006, purchasing $100 million of a $150 million subordinate mortgage interest that the Company originated, with the $50 million balance held by the Company. At June 30, 2006, the fund had one investment with a book value of $100 million. CT Investment Management Co., LLC, or CTIMCO, earns management fees of 0.75% per annum of invested assets.

The Company manages two other funds that were co-sponsored pursuant to a Venture Agreement with Citigroup Alternative Investments, LLC: CT Mezzanine Partners II LP and CT Mezzanine Partners III, Inc. At June 30, 2006, Fund II had five investments, total assets of $52.4 million and invested equity of $24.6 million. The Company’s equity co-investment in Fund II at quarter end was $1.4 million (5.88%). At June 30, 2006, Fund III had 10 investments, total assets of $375.2 million and invested equity of $106.7 million. The Company’s equity co-investment in Fund III at quarter end was $5.5 million (4.71%).

In connection with entering into the Venture Agreement in 2000 and the formation of Fund II and Fund III, the Company capitalized certain costs. Both funds have now concluded their respective investment periods, are liquidating in the ordinary course and the costs related to each fund are being amortized over their expected lives. During the quarter, the Company’s management concluded that it no longer intends to co-sponsor investment management vehicles pursuant to the Venture Agreement. Accordingly, the costs related to the Venture Agreement itself were accelerated and fully amortized during the quarter ended June 30, 2006. Included in depreciation and amortization is $1.8 million of the accelerated amortization of these costs for the quarter.

Operating Results

The Company reported net income of $14.2 million for the three months ended June 30, 2006, an increase of $5.3 million (60%) from net income of $8.8 million for the three months ended June 30, 2005. On a per share basis, earnings per share increased from $0.58 per share (diluted) to $0.91 per share (diluted), a 57% year-over-year increase. The increase was primarily the result of an increase in net interest income from Interest Earning Assets (due to both higher levels of aggregate investments and increases in average LIBOR), partially offset by decreases in fund base management and incentive management fees.

Interest and related income from Interest Earning Assets amounted to $46.2 million for the three months ended June 30, 2006, an increase of $27.3 million or 144% from the $18.9 million for the three months ended June 30, 2005. The increase in interest income was due to the growth in Interest Earning Assets and a higher average LIBOR rate, which

Capital Trust

increased by 2.05% from 3.11% for the three months ended June 30, 2005 to 5.16% for the three months ended June 30, 2006.

Interest and related expenses on Interest Bearing Liabilities amounted to $26.3 million for the three months ended June 30, 2006, an increase of $18.7 million from the $7.6 million for the three months ended June 30, 2005. The increase in expense was due to an increase in the amount of Interest Bearing Liabilities outstanding in connection with the Company’s asset growth as well as an increase in LIBOR. The increase in interest expense was partially offset by the increased use of lower cost collateralized debt obligations and more favorable terms under the Company’s repurchase agreements.

Other revenues decreased $1.9 million from $3.1 million for the three months ended June 30, 2005 to $1.2 million for the three months ended June 30, 2006. The decrease was primarily due to the lower level of fund management fees received during the three months ended June 30, 2006.

General and administrative expenses increased $387,000 to $5.7 million for the three months ended June 30, 2006 from approximately $5.3 million for the three months ended June 30, 2005. The increase in general and administrative expenses was primarily due to increased employee compensation expense.

Depreciation and amortization increased by $1.8 million from $280,000 to $2.1 million for the three months ended June 30, 2006 as a result of the Company expensing all of the capitalized costs relating to the Venture Agreement.

The Company recorded a GAAP benefit for income taxes of $770,000 in the second quarter of 2006, compared to a benefit for income taxes of $106,000 for the three months ended June 30, 2005. The tax benefits were triggered by operating losses for the respective quarters at CT Investment Management Co., LLC, a wholly-owned taxable REIT subsidiary.

Dividends

On June 14, 2006, the Company's board of directors declared a second quarter 2006 cash dividend of $0.70 per share of class A common stock. The cash dividend was paid on July 14, 2006 to shareholders of record on June 30, 2006.

Forward-Looking Statements

The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, new origination volume, the continued credit performance of the Company's loan and CMBS investments, the asset/liability mix, the effectiveness of the Company's hedging strategy and the rate of repayment of the Company’s portfolio assets, as well as other risks indicated from time to time in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Capital Trust

About Capital Trust

Capital Trust, Inc. is a finance and investment management company that specializes in credit-sensitive structured financial products. To date, the Company’s investment activities have focused primarily on the U.S. commercial real estate subordinate debt markets. Capital Trust executes its business both as a balance sheet investor and as an investment manager. Capital Trust is a real estate investment trust traded on the New York Stock Exchange under the symbol “CT.” The Company is headquartered in New York City.

Tables to follow

Capital Trust, Inc. and Subsidiaries

Consolidated Balance Sheets

June 30, 2006 and December 31, 2005

(in thousands)

	June 30,	December 31,
	2006	2005
	(unaudited)	(audited)

Assets

Cash and cash equivalents	$ 10,233	$ 24,974
Restricted cash	3,344	1,264
Commercial mortgage-backed securities	835,021	487,970
Loans receivable	1,212,569	990,142
Total return swaps	4,138	4,000
Equity investment in CT Mezzanine Partners II LP ("Fund II"), CT MP II LLC ("Fund II GP") and CT Mezzanine Partners III, Inc. ("Fund III") (together "Funds")	9,810	14,301
Deposits and other receivables	49,917	5,679
Accrued interest receivable	11,899	9,437
Interest rate hedge assets	15,504	2,273
Deferred income taxes	4,671	3,979
Prepaid and other assets	17,820	13,511
Total assets	$ 2,174,926	$ 1,557,530

Liabilities and Shareholders' Equity

Liabilities:
Accounts payable and accrued expenses	$ 21,388	$ 24,957
Repurchase obligations	333,877	369,751
Collateralized debt obligations ("CDOs")	1,250,510	823,744
Junior subordinated debentures held by trust that issued trust preferred securities	51,550	—
Participations sold	155,950	—
Deferred origination fees and other revenue	2,332	228
Total liabilities	1,815,607	1,218,680

Commitments and contingencies

Shareholders' equity:
Class A common stock, $0.01 par value, 100,000 shares authorized, 14,904 and 14,870 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively ("class A common stock")	149	149
Restricted class A common stock, $0.01 par value 425 and 404 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively ("restricted class A common stock" and together with class A common stock, "common stock")	4	4
Additional paid-in capital	328,427	326,299
Accumulated other comprehensive gain	27,998	14,879
Retained earnings/(deficit)	2,741	(2,481)
Total shareholders' equity	359,319	338,850

Total liabilities and shareholders' equity	$ 2,174,926	$ 1,557,530

Capital Trust, Inc. and Subsidiaries

Consolidated Statements of Income

Three and Six Months Ended June 30, 2006 and 2005

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Income from loans and other investments:
Interest and related income	$ 46,219	$ 18,912	$ 77,851	$ 34,608
Less: Interest and related expenses	26,267	7,631	43,536	13,383
Income from loans and other investments, net	19,952	11,281	34,315	21,225

Other revenues:
Management and advisory fees from Funds	711	2,723	1,447	10,627
Income/(loss) from equity investments in Funds	403	120	722	(1,302)
Other interest income	120	212	351	237
Total other revenues	1,234	3,055	2,520	9,562

Other expenses:
General and administrative	5,701	5,314	10,826	11,069
Depreciation and amortization	2,063	280	2,340	559
Total other expenses	7,764	5,594	13,166	11,628

Income before income taxes	13,422	8,742	23,669	19,159
(Benefit)/provision for income taxes	(770)	(106)	(1,471)	1,161

Net income allocable to common stock	$ 14,192	$ 8,848	$ 25,140	$ 17,998

Per share information:
Net earnings per share of common stock:
Basic	$ 0.93	$ 0.59	$ 1.64	$ 1.19
Diluted	$ 0.91	$ 0.58	$ 1.62	$ 1.17
Weighted average shares of common stock outstanding:
Basic	15,329,727	15,117,066	15,323,041	15,102,492
Diluted	15,536,948	15,375,401	15,525,586	15,346,720
Dividends declared per share of common stock	$ 0.70	$ 0.55	$ 1.30	$ 1.10